Exhibit 10.11

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.
Double asterisks denote omissions.

NON-EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and entered into as of May 27, 2021 (“Effective Date”), by and between the University of Pittsburgh – Of the Commonwealth System of Higher Education, a non-profit corporation, organized and existing under the laws of the Commonwealth of Pennsylvania, having an office at 1st Floor Gardner Steel Conference Center, 130 Thackeray Avenue, Pittsburgh, Pennsylvania 15260 (“University”), and Imara Inc. having its principal office at 116 Huntington Ave, Sixth Floor, Boston, MA 02116 (“Licensee”).  University and Licensee each may be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS, University is the owner by assignment from the inventors of certain Patent Rights (as defined below), including those entitled “Nitrated Fatty Acids for the treatment of Diabetes and Related Cardiovascular Diseases,” developed by Bruce Freeman and Francisco Schopfer of University faculty, and University has the right to grant licenses under such Patent Rights;

WHEREAS, University desires to have the Patent Rights utilized in the public interest;

WHEREAS, University and Complexa, Inc. (“Complexa”) entered into an Exclusive License Agreement, dated as of August 18, 2014 (the “Complexa License Agreement”), pursuant to which Complexa licensed from the University certain rights related to the Patent Rights;

WHEREAS, Complexa entered into an Assignment for the Benefit of Creditors under Delaware law, pursuant to which Complexa assigned all of its assets to Complexa (assignment for the benefit of creditors), LLC (the “Assignee”), a special purpose entity established to liquidate the assets of Complexa, compile claims, and distribute proceeds, if any, to creditors according to the priority established in under Delaware law;

WHEREAS, Licensee purchased certain assets from Assignee;

WHEREAS, for the avoidance of any doubt, each Party (on behalf of itself and its Affiliates) hereby acknowledges and agrees that the Complexa License Agreement (the
“Complexa Agreement”) terminated in its entirety, effective as of November 20, 2020;

WHEREAS, Licensee has represented to University, to induce University to enter into this Agreement, that Licensee is experienced in the development, production, manufacture, marketing and sale of products and/or the use of similar products to the Licensed Technology and that Licensee shall exploit the Patent Rights so that public utilization results therefrom; and

WHEREAS, Licensee desires to obtain a non-exclusive license under the Patent Rights upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1 – DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1

“Affiliate” shall mean, with respect to University, any clinical or research entity that is operated or managed as a facility under the UPMC Health System, whether or not owned by University and with respect to Imara, shall mean any entity over which it owns or controls more than 50% of the equity securities.

1.2	“Complexa Data” shall mean data related to the Compound that is Controlled by Licensee and that was acquired by Licensee directly from Complexa, Inc.
1.3	“Compound” shall mean CXA-10 (or IMR-261) the structure which is set forth in Exhibit B.
1.4

“Control” or “Controlled” means with respect to any patent, possession of the ability (whether by sole or joint ownership, license or otherwise), other than pursuant to this Agreement, by a Party to grant, without violating the terms of any agreement with a Third Party, a license, access or other right in, to or under such patent.

1.5

“Covered” means, as to a compound or product and patent, that, in the absence of a license granted under, or ownership of, such patent, the making, using, keeping, selling, offering for sale or importation of such compound or product would infringe such patent or, as to a pending claim included in such patent, the making, using, keeping, selling, offering for sale or importation of such compound or product would infringe such patent if such pending claim were to issue in an issued patent without modification.

1.6	[**] shall mean [**] a Pennsylvania corporation with an address at [**].
1.7	“Field” shall mean use of the Compound for the treatment of hemoglobinopathies and use of the Compound for the treatment of asthma in the Denver clinical trial only.
1.8

“Licensee IP” shall mean any and all intellectual property, including, without limitation, patents and/or patent applications, owned or Controlled by Licensee during the Term (other than the Patent Rights).

1.9	“Licensed Technology” shall mean any product or part thereof or service which includes the Compound in the Field and which is:
(a)	Covered by a Valid Claim in the country in which any such product or part thereof is made, used or sold or in which any such service is used or sold; or
(b)

Manufactured by using a process or is employed to practice a process which is Covered by a Valid Claim in the country in which any such process is used or in which such product or part thereof or service is used or sold.

1.10	[Reserved].

1.11

“Net Sales” shall mean Licensee’s [**] for Licensed Technology sold by Licensee, its Affiliates or Sublicensees (other than the University of Colorado Denver) to Third Parties in the Territory, less the sum of the following:

[**].

1.12

“Non-Commercial Research and Education Purposes” shall mean use of the Patent Rights (including distribution of biological materials Covered by the Patent Rights) for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution that does not use the Patent Rights in the production or manufacture of products for sale or the performance of services for a fee.

1.13

“Non-Royalty Sublicense Income” shall mean all non-royalty consideration, including, execution fees, maintenance fees and milestone fees received by Licensee from its Third Party sublicensees pursuant to any sublicense granted pursuant to this Agreement, but excluding any reimbursable expenses (e.g., government fees and taxes, intellectual property costs, etc.) paid by such sublicensee to Licensee.

1.14	“Patent Rights” shall mean University intellectual property described below that covers the Compound in the Field:
(a)	The United States patents and/or patent applications listed in Exhibit A;
(b)	Any non-provisional United States patent applications that claim priority to any provisional patent application listed in Exhibit A;
(c)	Any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the foregoing; and
(d)	Any and all patents issuing from the foregoing.
1.15	“Term” shall have the meaning set forth in Section 11.1.
1.16	“Territory” shall mean worldwide.
1.17

“Third Party” means any individual, partnership, corporation, limited liability company, joint venture or similar entity or organization, other than University, Licensee or their respective Affiliates.

1.18

“Valid Claim” means a claim (a) of any issued, unexpired patent included in the Patent Rights, which has not, in the country of issuance, been donated to the public, disclaimed, held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) of any patent application included in the Patent Rights, which has not, in the country in question, been cancelled, withdrawn, or abandoned. Notwithstanding the foregoing, a patent application pending for more than [**] will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent that meets the criteria set forth in clause (a) above with respect to such application issues.

ARTICLE 2 – GRANT

2.1

Subject to the terms and conditions of this Agreement, University hereby grants to Licensee, to the extent it may lawfully do so, a non-exclusive license under the Patent Rights to make, have made, manufacture, research, develop, use, sell, offer for sale and commercialize the Licensed Technology in the Field and in the Territory for the Term.  The license granted hereby is subject to the rights of the United States government, if any, as set forth in 35 U.S.C. §200, et seq.  Licensee, its Affiliates and sublicensees shall not practice the Patent Rights outside of the Field.

2.2	University reserves the royalty-free, non-exclusive right to practice under the Patent Rights and to use the Licensed Technology for its own Non-Commercial Research and Education Purposes.
2.3

Licensee may grant sublicenses of any rights granted to it under this Agreement through multiple tiers of sublicenses to one or more sublicensees with the prior written consent of University, such consent not to be unreasonably withheld. Licensee agrees that any sublicense granted by it to a third party shall be on terms not less stringent than the terms of this Agreement and provide that the sublicensee shall comply with all applicable terms of this Agreement. Each sublicense granted by Licensee pursuant to this Agreement shall include an audit right by University of sublicensee of the same scope as provided in Article 6.2 with respect to Licensee. Licensee shall be fully responsible and liable for any acts or omissions of any Affiliate or sublicensee under such sublicense agreement as if such activities were conducted by Licensee.

2.4

Licensee agrees to forward to University a copy of any and all sublicense agreements promptly upon execution thereof, but in no event later than [**] after each such sublicense agreement has been executed by both parties thereto, provided however, such sublicense or amendment may be redacted with respect to the sublicensee’s scientific and technical information.

2.5	The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any intellectual property not specifically set forth herein.

ARTICLE 3 – DUE DILIGENCE

3.1	Licensee (acting directly or through one or more Affiliates or Sublicensees) shall use Commercially Reasonable Efforts to develop and obtain FDA approval for the Licensed Technology.

“Commercially Reasonable Efforts” shall mean:

[**].

3.2	Licensee shall notify University of the achievement of the milestones in Section 3.1 within [**] upon the achievement of the applicable milestone.

3.3

Licensee’s failure to perform in accordance with Section 3.1 hereof shall be grounds for University to terminate this Agreement and upon termination all rights and interest to the Patent Rights shall revert to University.

ARTICLE 4 – COVENANTS

4.1

To the extent requested by [**], Licensee will consider in good faith the terms pursuant to which it would grant access to all or a portion of the Complexa Data to [**].  For clarity, this provision and Agreement shall not be construed to confer any rights upon [**] or University by implication, estoppel or otherwise as to the Complexa Data and/or Licensee IP unless and until Licensee and [**] or University enter into a definitive agreement with respect to the Complexa Data and/or Licensee IP and after such point, such rights shall be limited to the extent of the rights granted under the definitive agreement.

ARTICLE 5 – LICENSE CONSIDERATION

5.1	In consideration of the rights, privileges and license granted by University hereunder, Licensee shall pay monetary consideration as follows:
(a)	An initial one-time, nonrefundable license fee of Seven Thousand Five Dollars ($7,500) due immediately and payable within ten (10) business days from the Effective Date of this Agreement;
(b)

An annual maintenance fee in the amount of [**], with the first annual maintenance fee due on the first anniversary of the Effective Date, and unless this Agreement is earlier terminated in accordance with its terms, each additional maintenance fee shall be due on each subsequent anniversary of the Effective Date during the Term.

(c)	Royalties during the Term in an amount equal to [**] of aggregate Net Sales due each calendar quarter within [**] of delivery of the report set forth in Section 6.1.
(d)

Beginning with the first commercial sale of Licensed Technology by Licensee, its Affiliates or Sublicensees to Third Parties, minimum annual royalty of [**] but only to the extent such minimum royalty is greater than the aggregate annual royalty computed in accordance with Section 5.1(c) above.

(e)	A share of Non-Royalty Sublicense Income equal to [**] of such Non-Royalty Sublicense Income.
(f)	Milestone payments shall be due and paid by Licensee to the University as follows:

[**].

These milestone payments are payable only once, regardless of the number of products for which the Licensed Technology achieves the relevant milestone.

5.2	All payments pursuant to this Agreement shall be made by check or by wire transfer in United States dollars without deduction or exchange, collection or other charges and directed to the address or, in the case of wire transfer, to the bank, set forth in Article 12.  With respect to the milestone payments in Section 5.1(f), Licensee will provide University with written notice upon the achievement of the milestone within [**] after such achievement. Following receipt of such written notice, University will promptly invoice Licensee for the milestone and Licensee will make the appropriate milestone payment within [**] after receipt of such invoice. Non-Royalty Sublicense Income payments pursuant to Article 5.1(e) hereof shall by paid within [**] after receipt of payment by Licensee (or as applicable, its Affiliates) from sublicensee.

5.3

The balance of any payments due pursuant to this Agreement which are overdue shall bear interest, compounded monthly, calculated from the due date until payment is received at the rate of [**] per annum.  Payment of such interest by Licensee shall not waive the University’s right to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment, including, but not limited to, termination of this Agreement as set forth in Article 11. In addition, Licensee shall reimburse University for any costs and expenses incurred in connection with collecting any overdue balance of payments from Licensee with respect to its payment obligations under this Agreement, including the costs of engaging counsel or a collection agency for such purpose.

5.4	Taxes imposed by any foreign governmental agency on any payment to be made to University by Licensee shall be paid by Licensee without deduction from any payment due to University hereunder.
5.5

Licensee shall sell products and/or services resulting from Licensed Technology to University and its Affiliates at such price(s) and on such terms and conditions as such products and/or services are made available to Licensee’s most favored customer.

ARTICLE 6 – REPORTS AND AUDIT

6.1

Within thirty [**] after each March 31, June 30, September 30 and December 31 of each year during the term of this Agreement beginning in the year of first commercial sale of Licensed Technology, Licensee shall deliver to University true, accurate and detailed reports of the following information in substantially the form as illustrated in Exhibit D:

(a)	Number of Licensed Technology products manufactured and sold by Licensee and all sublicensees;
(b)	Total billings for all such products;
(c)	Accounting for all Licensed Technology services used or sold by Licensee and all sublicensees;
(d)	Deductions set forth in Section 1.11; and
(e)	Total royalties due
(f)	Name and address of sublicensees; and

(g)	Total Non-Royalty Sublicense Income received during such calendar quarter and total amounts of payment due pursuant to Article 5.1 (e).
6.2

Licensee shall keep full, true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to University hereunder.  Such books of account shall be kept at Licensee’s principal place of business.  The relevant portions of such books of account shall be open to the University at all reasonable times for [**] following the end of the calendar year to which they pertain, and for [**] after the expiration or termination of this Agreement, for inspection by University or its agents for the purpose of verifying Licensee’s royalty statement.  The fees and expenses of University’s representatives performing any such audit shall be borne by University, however, if an error of more than [**] of the total payments due or owing for any calendar year is discovered, then Licensee shall bear the University’s fees and expenses.

6.3

No later than [**] after December 31 of each calendar year during the Term (beginning with the year ending December 31, 2021), Licensee shall provide to University a written annual progress report, in substantially the form as illustrated in Exhibit C, describing progress of Licensee, it’s Affiliates and sublicensees on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve-month period ending December 31.

6.4

Notwithstanding the above, University shall have the right, [**] during the term of this Agreement, to inspect the applicable technical and other information from Licensee sufficient to evidence whether and to what extent Licensee is meeting its diligence obligations under Article 3 above. The fees and expenses of University’s representatives performing any such inspection shall be borne by University.

6.5	Licensee shall report to the University the date of the first commercial sale of a Licensed Technology within [**] of occurrence in each country with a Valid Claim.

ARTICLE 7 – PATENT PROSECUTION AND INFRINGEMENT ACTIONS

7.1

As between the Parties, University will control the prosecution and maintenance of the Patent Rights during the Term.  In the event University desires to abandon all or a portion of the Patent Rights, University shall provide Licensee with written notice thereof, which notice shall be provided to Licensee at least [**] before the date such abandonment would become effective. In the event University desires to cease paying maintenance fees for any of the Patent Rights in any country, University shall provide Licensee with written notice thereof, which notice shall be provided to Licensee at least [**] before the maintenance fees in question are due.  In such event, Licensee shall have the right, but not the obligation, to pay any such maintenance fees on behalf of University.

7.2

In any infringement suit University may institute to enforce the Patent Rights pursuant to this Agreement, Licensee shall, at the request of University, provide reasonable cooperation and assistance to University in connection with University’s enforcement action.

7.3

Licensee shall be responsible for [**] of all fees and costs, including attorneys’ fees, relating to the filing, prosecution maintenance, and post-grant proceedings relating to the Patent Rights (collectively, the “Patent Costs”) during the Term. Licensee’s share of Patent Costs shall be paid by Licensee within [**] after receipt of University’s invoice therefor, which invoice shall contain reasonable documentary support for the amounts being invoice to Licensee.  Additionally, Licensee shall be liable to University for its share of Patent Costs that are taken by patent counsel after the term of this Agreement but in response to any instructions that were sent from University to patent counsel relating to the Patent Rights prior to the earlier of (i) Licensee providing notice of termination pursuant to Section 11.3 and (ii) expiration of the Term.  Payments pursuant to this Section 7.3 are not creditable against royalties or any other payment due to University under this Agreement.

ARTICLE 8 - CONFIDENTIALITY

8.1

University shall maintain in confidence all Confidential Information (as defined below) of Licensee and shall not use or disclose such Confidential Information, except as expressly authorized by this Agreement. "Confidential Information" shall mean (i) the terms and existence of this Agreement, (ii) all information and reports due to University under Article 6 which are disclosed in writing and marked "Confidential" and (iii) all information of Licensee reviewed by University in the course of conducting an audit or inspection under Article 6 hereof. For the avoidance of doubt, Licensee may disclose the terms of this Agreement to the extent necessary to accountants, banks, investors and financing sources and their respective advisors and to any third party (and its affiliates, accountants, bankers, investors and advisors) in connection with a proposed merger, acquisition, licensing, collaboration or similar transaction.

8.2

The Confidentiality set forth above shall not apply to any information to the extent that (a) the University can show by written record that it possessed the information prior to its receipt from Licensee; (b) the information was, at the time of disclosure, available to the public or became so through no fault of the University; or (c) the information is subsequently disclosed to the University free of any obligations of confidentiality by a third party that has the right to disclose it. Notwithstanding any other provisions of this Article 8, the University may disclose Confidential Information of Licensee (i) on a need-to-know basis and in connection with University's performance or its obligations and/or exercise of its rights under this Agreement to its Affiliates, employees, consultants, or agents provided that such individuals or entities are bound by non-disclosure and non-use obligations at least equivalent in scope to those set forth in this Article 8; (ii) in confidence to its trustees, directors and professional advisors who are bound by non-disclosure and non-use obligations at least equivalent in scope to those set forth in this Article 8; and (iii) to the extent that such disclosure is required by a court order, or in order to comply with applicable laws or regulations, but provided that University will, except where impracticable, give reasonable advance notice to Licensee of such required disclosure and use efforts to secure, or to assist the other party in securing, a protective order relating to, or confidential treatment of such information.

ARTICLE 9 – INDEMNIFICATION/INSURANCE/LIMITATION OF LIABILITY

9.1

Licensee shall at all times during the Term and thereafter indemnify, defend and hold University, its trustees, officers, faculty members, employees and Affiliates (“Indemnified Parties”) harmless against any liability, loss, damage or expense (including reasonable attorneys’ fees and expenses), that the Indemnified Parties may incur or otherwise be required to pay to one or more Third Parties in connection with any Third Party suit, investigation, claim or demand resulting from or arising out of (i) any claims arising out of the research, development, manufacture, commercialization or use of the Licensed Technology (or practice of the Patent Rights) by, on behalf of, or under the authority of, Licensee or any of its sublicensees, (ii) the breach by Licensee of this Agreement, or (iii) the negligence or willful misconduct by or on behalf of Licensee or any of its sublicensees, except, in each case, to the extent such claims are caused by (as finally determined by a court of competent jurisdiction) the material breach by University of this Agreement or the gross negligence or willful misconduct of University.

9.2

If any proceeding is instituted against University with respect to which indemnity may be sought pursuant to Section 9.1, University will give prompt written notice of the indemnity claim to Licensee and provide Licensee with a copy of any complaint, summons or other written notice that University receives in connection with any such claim. Licensee shall have the right to control any litigation relating to such claim and the disposition of such claim by negotiated settlement or otherwise. Licensee will act reasonably and in good faith with respect to all matters relating to such claim and will not settle or otherwise resolve such claim without University’s prior written consent, which will not be unreasonably withheld, conditioned or delayed; provided that such consent will not be required with respect to any settlement involving only the payment of monetary awards for which Licensee will be fully responsible. University will reasonably cooperate with Licensee in the Licensee’s defense of any claim for which indemnity is sought under this Agreement, at Licensee’s cost and expense.

9.3

During the Term, Licensee shall obtain and carry in full force and effect liability insurance which shall protect Licensee and University in regard to events covered by Section 9.1 above, as provided below:

Certain portions of this exhibit have been omitted because they are not material and is the type of information that the registrant treats as private or confidential.

(a)	Commercial General Liability
a.	Coverage: Commercial General Liability, including, but not limited to, Products, Contractual, Fire, Legal and Personal Injury
b.	Limits: [**]
(b)	Products Liability
a.	Coverage: Products Liability
b.	Limits: [**]

The University of Pittsburgh is to be named as an additional insured with respect to insurance policies identified in Sections 9.3(a) and 9.3(b) above.  Certificates of insurance evidencing the coverage required above shall be filed with University’s Innovation Institute, 1st Floor Gardner Steel Conference Center, 130 Thackeray Avenue, Pittsburgh, PA  15260, within [**] from the Effective Date of this Agreement and on or before July 1 of each subsequent year during the Term of this Agreement.  Such certificates shall provide that the insurer will give University not less than [**] advance written notice of any cancellation of coverage or change in coverage that would result in Licensee no longer satisfying the coverage required herein.

9.4

University, AND ITS AGENTS AND/OR EMPLOYEES, MAKE NO REPRESENTATION AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF Patent Rights CLAIMS, ISSUED OR PENDING.  NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY THAT THE PRACTICE BY Licensee OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE Patent Rights OF ANY THIRD PARTY.  EXCEPT FOR (A) THIRD PARTY CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION UNDER ARTICLE 9, OR (B) CLAIMS ARISING OUT OF A PARTY’S WILLFUL MISCONDUCT NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, SPECIAL AND CONSEQUENTIAL DAMAGES, (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  Licensee ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY THE MANUFACTURE, USE OR SALE OF THE Licensed Technology.

ARTICLE 10 – ASSIGNMENT

This Agreement is not assignable be either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, and any attempt to do so shall be null and void.  In the event the University assigns or otherwise transfers any of the Patent Rights to a Third Party during the Term, any such assignment or transfer shall be made subject to the terms of this Agreement.

ARTICLE 11 – TERM AND TERMINATION

11.1	Term. Unless earlier terminated in accordance with Sections 11.2 or 11.3, this Agreement shall expire upon the expiration of the last Valid Claim (the “Term”).

11.2University shall have the right to terminate this Agreement, upon written notice, if:

(a)	Licensee defaults in the performance of any of the obligations herein contained and such default has not been cured within [**] after receiving written notice thereof from University;
(b)	The practice of the Patent Rights by Licensee is outside of the Field; or
(c)

Licensee ceases to carry out its business, becomes bankrupt or insolvent, applies for or consents to the appointment of a trustee, receiver or liquidator of its assets or seeks relief under any law for the aid of debtors.

11.3

Licensee may terminate this Agreement upon ninety (90) days prior written notice to University. Upon termination of this Agreement, neither Party shall be released from any obligation that accrued prior to the effective date of such termination.

11.4	Section 5.1, Article 8, Section 9.1, Section 9.2, Article 10, Section 11.3, Section 11.4, Article 12 and Article 13 shall survive expiration or termination of this Agreement.

ARTICLE 12 – NOTICES

12.1

Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight carrier, with proof of delivery by receipt, addressed to the address below or as either Party shall designate by written notice to the other Party, or if in accordance with Section 12.3.

In the case of University:

Innovation Institute
University of Pittsburgh
1st Floor Gardner Steel Conference Center
130 Thackeray Avenue
Pittsburgh, PA 15260
ATTN: Director
Innovation Institute

In the case of Licensee:

Imara Inc.
116 Huntington Ave, Sixth Floor
Boston, MA 02116
Attention: Legal Department
Email: notices@imaratx.com

12.2	Any payments to University hereunder by wire transfer shall be directed as follows:

                                       [***]

The Licensee shall be responsible for all applicable fees and costs relating to any wire transfer, to include translation fees, without any deduction of such fees from amounts due to the University pursuant to this Agreement.

12.3	All invoices to Licensee generated by University under this Agreement will be sent electronically via e-mail and in PDF format to: ap@imaratx.com.

ARTICLE 13– MISCELLANEOUS

13.1

This Agreement may not be amended or modified except by the execution of a written instrument signed by the Director of the University of Pittsburgh Innovation Institute, his successor, or other designated University employee having signatory authority, and Licensee’s Chief Executive Officer or other designated Licensee employee having signatory authority.

13.2

This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.  The forum for any action relating to this Agreement, including those brought against individuals such as University employees or agents, shall be the Courts of Allegheny County, Pennsylvania, or, if in a federal proceeding, the United States District Court for the Western District of Pennsylvania.

13.3

The Parties acknowledge that this Agreement and the Exhibits hereto set forth the entire understanding and intentions of the Parties (including their respective Affiliates) hereto as to the subject matter hereof and supersedes all previous representations, negotiations, or understandings between the Parties (including their respective Affiliates) and/or their respective employees or agents, whether written or oral, regarding the subject matter of this Agreement. As of the Effective Date, this Agreement supersedes the Complexa Agreement and neither party shall have any further rights or obligations to the other party under the Complexa Agreement.

13.4

The Parties acknowledge that they consulted, or had the opportunity to investigate and/or consult, with their legal counsel and/or other advisors with respect to the Patent Rights and the terms of this Agreement.

13.5	The Parties agree that this Agreement constitutes an arm’s length business transaction and does not create a fiduciary relationship.
13.6

Nothing contained in this Agreement shall be construed as conferring upon either Party any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the other Party, including any contraction, abbreviation, or simulation of any of the foregoing.  Without the express written approval of the other Party, neither party shall use any designation of the other party in any promotional activity associated with this Agreement.  Except as may be required by applicable law or regulations, neither Party shall issue any press release or make any public statement in regard to this Agreement without the prior written approval of the other Party.

13.7

Licensee agrees that with respect to the performance of this Agreement or the practice of the rights granted by the University hereunder, it shall comply with any and all applicable United States export control laws and regulations, as well as any and all embargoes and/or other restrictions imposed by the Treasury Department’s Office of Foreign Asset Controls.

13.8

Each Party agrees that in connection with this Agreement that it will abide by applicable laws and regulations.  Neither Party will offer, promise or give, directly or indirectly, anything of value to any government official, political party official, political candidate, or employee thereof or to any Third-Party while knowing that such item of value or any portion thereof may be offered, promised, or given to a government official, political party official, political candidate, or employee thereof for the purpose of obtaining or retaining business.  Each Party specifically agrees that in connection with this Agreement, it will take no action, or omit to take any action, which would cause the other Party to be in violation of the applicable laws of the United States, including the U.S. Foreign Corrupt Practices Act and/or any local laws regarding bribery as well as any US anti-boycott laws.

13.9

If during the Term Licensee challenges the validity or enforceability of University’s Patent Rights or University’s ownership of the Patent Rights anywhere in the world, the Licensee shall continue to pay to University all royalties and other financial obligations required under this Agreement, to include Patent Costs, during the period while such challenge is pending.  If any such challenge is unsuccessful by Licensee, the royalty rates set forth in Article 5.1 above shall automatically double in value, to include all royalty minimums and floors; and Licensee shall reimburse the University for all fees and costs associated with defending such action, to include attorneys’ and expert fees.  The effective date of such increase in royalty rates shall be the date of the first court order or date of issuance of a re-examination certificate (or foreign equivalents thereof) declaring any claim of the Patent Rights as valid or enforceable.

13.10

If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby.  In the event any provision is held illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal or unenforceable.

13.11

Failure at any time to require performance of any of the provisions herein shall not waive or diminish a Party’s right thereafter to demand compliance therewith or with any other provision.  Waiver of any default shall not waive any other default.  A Party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the Party making such waiver.

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IN WITNESS WHEREOF, the parties represent and warrant that each has the authority to bind the Party to this Agreement and have set their hands and seals as of the date set forth on the first page hereof.

University OF PITTSBURGH – OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION

By	/s/ Evan Facher, Ph.D., MBA
Evan Facher, Ph.D., MBA
Director, Innovation Institute
Vice Chancellor for Innovation and Entrepreneurship

IMARA INC.

By	/s/ Rahul Ballal, Ph.D.
Rahul Ballal, Ph.D.
President and Chief Executive Officer